SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ONCOSEC MEDICAL INCORPORATED
(Name of Registrant as Specified in Its Charter)

Alpha Holdings, Inc. Alpha Biolabs, Inc.
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On December 20, 2019, Alpha Holdings, Inc. issued a press release (the “Press Release”). A copy of the Press Release is attached herewith as Exhibit 1.

Alpha Holdings Proposes $30 Million in Alternate Financing for OncoSec

Alpha Consortium Proposes to Purchase up to $10 Million In ONCS Securities upon

Abandonment of the China Grand Takeover; Will Lead Consortium to Provide up to

Additional $20 Million Following Clinical Results Due in Early 2020

Would Not Require Transfer of Control or Any Unfavorable Terms of China Grand Takeover

December 20, 2019 10:03 AM Eastern Standard Time

SEONGNAM, South Korea--(BUSINESS WIRE)--Alpha Holdings, Inc. (KOSDAQ: 117670) (“Alpha”), the largest stockholder of OncoSec Medical Incorporated (NASDAQ: ONCS) (“OncoSec”), with an approximate 15.1% ownership stake, today announced key terms of an alternate $30 million financing proposal it is willing to offer to OncoSec. Alpha believes the key terms of its proposed financing are significantly more favorable to the Company and its stockholders than those offered by China Grand Pharmaceuticals and Healthcare Holdings (“CGP”) and Sirtex Medical US Holdings, Inc. (“Sirtex”), an affiliate of GCP (together, “China Grand”). Specifically, under the terms of the proposal:

•	Alpha would lead a consortium that would provide up to $10 million of financing during the first quarter of 2020 by purchasing OncoSec shares and/or convertible bonds.
•	Alpha will seek to ensure OncoSec has the necessary funding in the future to ensure the Company’s continued success, including by providing up to an additional $20 million in funding over the next 12 months.
•	To preserve the maximum value of the Company and stockholders’ rights, Alpha’s proposal would require OncoSec to terminate all agreements with China Grand, including the License Agreement with CGP and Services Agreement with Sirtex. In addition, Alpha’s proposal would also require the elimination of all “golden parachute” payments payable to current members of management.

Alpha Holdings stated: “Alpha has heard from many stockholders who dislike the China Grand Takeover and are looking for a better alternative. Our proposal would provide the benefits of the China Grand Takeover without the onerous change of control and other terms that limit the potential upside for current stockholders. We believe this proposal gives OncoSec the financing it needs in the near term, and that when more data on TAVO is available next year, it will open up even more attractive opportunities.”

Importantly, Alpha’s proposal would NOT INCLUDE any of the onerous aspects of the China Grand Takeover. For example:

•	Alignment of Investor Interests – We believe that Alpha’s and the consortium’s interest in OncoSec would be more aligned with the interests of minority stockholders than China Grand.
•	No Supermajority Blocking Rights – OncoSec would have a greater ability to run its business in its own interest, not China Grand’s.
•	No Capping of Upside – Alpha would not require terms like the “no talk” agreement or the disappearing “option” that could deter third-party offers.
•	No Licensing Agreement – OncoSec would be free to seek a licensing deal with a “best efforts” clause and receive compensation for licensing those rights if it chooses to do so.
•	No Payment of Torreya Fee – OncoSec would save $1.2 million because it would not have to pay Torreya its full fee, with such savings offset by any termination fees OncoSec would have to pay to CGP, if applicable.
•	No Management Severance Costs – We do not believe any management “golden parachutes” would be triggered by this proposed transaction and we would seek the elimination of all “golden parachutes” for current members of management.

Alpha continued: “We believe it is an absolute shame that current management put OncoSec in the position even to consider a transaction like the China Grand Takeover. Unlike the ‘sell at the bottom because we have to take this deal’ mentality being put forth by current management, we believe in OncoSec’s potential and that additional data on TAVO will improve the Company’s ability to secure funding on more favorable terms. As OncoSec’s largest stockholder, we do not believe anyone can represent the stockholder interest better than Alpha, and we urge stockholders to resist OncoSec’s defeatist mentality and reject the China Grand takeover. We stand ready to engage quickly with OncoSec’s Board and management team to finalize the terms of this financing done as quickly as possible.”

About Alpha Holdings, Inc.

Alpha Holdings, Inc. is a top-ranked Korean company engaged in the design-development service and manufacturing of system semiconductors, biotechnologies and thermal compound materials. The company, formerly known as Alpha Chips Corp., is headquartered in Seongnam, South Korea and was founded in 2002. Alpha is listed on the KOSDAQ Market.

Forward-Looking Statements

All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Alpha Holdings disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Alpha Holdings has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

Any future acquisition by Alpha of securities of OncoSec would be subject to customary closing conditions including: the completion of satisfactory due diligence, the entry into mutually agreeable definitive agreements, the absence of any material adverse changes in OncoSec’s business and other conditions that Alpha deems reasonable under the circumstances. This communication is an indication of Alpha’s interest to acquire securities of OncoSec, however, indications of interest are not binding agreements or commitments to purchase. Alpha may elect to purchase more, fewer or no securities in OncoSec and OncoSec may not agree to enter into any securities transaction with Alpha.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THIS COMMUNICATION IS BEING MADE IN CONNECTION WITH A SOLICITATION OF PROXIES BY ALPHA HOLDINGS, INC. IN RESPECT OF THE PROPOSED TRANSACTION BETWEEN ONCOSEC MEDICAL INCORPORATED (“ONCOSEC”) AND DECADE DEVELOPMENTS LIMITED, A DIRECT, WHOLLY-OWNED SUBSIDIARY OF CHINA GRAND PHARMACEUTICAL AND HEALTHCARE HOLDINGS LIMITED (“CGP”), AND SIRTEX MEDICAL US HOLDINGS, INC. ONCOSEC HAS SCHEDULED A SPECIAL MEETING OF STOCKHOLDERS (THE “SPECIAL MEETING”) IN CONNECTION WITH THE PROPOSED TRANSACTION. ALPHA HOLDINGS, INC. HAS FILED A DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING. STOCKHOLDERS OF ONCOSEC ARE ADVISED TO READ ALPHA HOLDING’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH SEC BY ALPHA WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE DEFINITIVE PROXY STATEMENT AND FORM OF “BLUE” PROXY CARD ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

Contacts

Investors
Bruce Goldfarb / Chuck Garske
Okapi Partners
+ 1 (212) 297-0720

Media
Renée Soto / Hugh Burns / Nicholas Leasure
Reevemark
+ 1 (212) 433-4600